KIRKLAND’S, INC. FOURTH QUARTER 2013 EARNINGS CONFERENCE CALL

Moderator: Robert Alderson, CEO
March 13, 2014
10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s, Inc. 2013 Fourth Quarter Conference Call.

During the presentation all parties will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, you may press the star followed by the zero.

As a reminder, this conference is being recorded today, Thursday, March 13, 2014.
I would now like to turn the conference over to Tripp Sullivan with Corporate Communications. Please go ahead, sir.
Tripp Sullivan:
Thank you. Good morning and welcome to this Kirkland’s, Incorporated conference call to review the company’s results for the fourth quarter of fiscal 2013. On the call this morning are Robert Alderson,
President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial
Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause
Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange
Commission, including the company’s annual report on Form 10-K filed on April 18, 2013.

With that said, I’ll turn the call over to Mike for a review of the financial results. Mike?
Mike Madden:	Thanks, Tripp, and good morning everybody.
As we reported this morning, net sales for the fourth quarter were 156.1 million, comparable store sales were flat, and net income was 69 cents per diluted share.

Drilling down to the details of these results for a few moments, the extra week in last year’s fourth quarter calendar accounted for approximately $8 million in sales. Excluding that week, total sales would have been up 0.8%.

Of the flat comparable store sales results, brick-and-mortar sales were down 1.3% driven by a 4%
decline in transactions, partially offset by a 3% increase in the average ticket. The decline in transactions was due to a 7% decrease in traffic, partly offset by a 3% increase in the conversion rate. The increase in the average ticket was driven by an increase in the number of items per transaction, offset partially by a decline in the average unit retail price.

E-commerce sales were 6.9 million for the quarter, a 38% increase over the prior-year quarter on a
13-week basis. Adverse weather conditions during the quarter had a significant impact on traffic and sales. During the fourth quarter, and primarily in December and January, we had 83 store days completely closed and 355 store days delayed or closed early due to the weather. This level of impact likely had at least a 2% impact on comparable store sales.

From a geographic standpoint, sales results were mixed, largely depending on the impact of the severe winter weather. We had strong performance in the State of Florida with almost a 6% comp increase, but the areas hit hardest by the weather, the Southern Plains, Midwest and Northeast, as well as portions of the Deep South, experienced traffic and comp sales declines.

Merchandise category is experiencing strong results versus the prior year —were ornamental wall decor, mirrors, textiles, furniture and housewares. Offsetting these gains we had declines in decorative accessories, frames, floral and art. Our holiday seasonal category showed a slight comp increase for the quarter and for the full season achieved our internal plans for sales and margins.

Of the 324 stores at yearend, 90% were in off-mall venues and 10% were located in enclosed malls. At the end of the quarter we had 2.42 million square feet under lease; that’s a 3% increase from the prior year. Average store size was also up 3% at 7464 square feet.

Gross profit margin for the fourth quarter increased 81 basis points to 41.4%. This increase was primarily due to an improvement in merchandise margin which increased 123 basis points to 54.3%. The merchandise margin increase was due to lower inbound freight costs and an improvement in our inventory shrinkage rate. Excluding these factors, merchandise margin improved approximately 40 basis points over the prior-year quarter.

Occupancy cost decreased 18 basis points as a percentage of sales versus the prior-year quarter, reflecting lower average store rental rates. Outbound freight costs were up 39 basis points as a percentage of sales, primarily due to an increase in shipping costs for e-commerce as a result of strong business and increased promotional activity surrounding the Cyber Monday period. Central distribution costs were up 20 basis points as a percentage of sales, reflecting the flat comparable store sales performance and an increase in the e-commerce business, which put pressure on labor costs during the fourth quarter.

Operating expenses for the fourth quarter were $39.9 million or 25.6% of sales. The increase in operating expenses as a percentage of sales was primarily related to two items.

First, marketing expenses increased by approximately 1.6 million versus the prior year quarter, accounting for an increase of 108 basis points as a percentage of sales as we continue to invest and expand our branding activities. During the fourth quarter we advertised in 10 test media markets, up from seven test markets earlier in the year and compared to no media activity in the prior-year quarter.

While we continue to see sales increases and traffic increases in these markets when compared to the rest of the chain, the overall results in the fall were not as positive as we experienced in the spring, and as a result, we are adjusting the mix of media that will be deployed as we continue our branding activities into 2014.

Secondly, incentive bonus accruals increased approximately $700,000 versus the prior-year quarter. In the prior year there was no accrual for incentive bonuses due the company’s operating performance.

The remaining operating expenses decreased approximately $1.5 million on a dollar basis and were flat as a percentage of sales versus the prior-year quarter. The prior year included an extra week, which accounted for approximately $2 million in operating expenses. Similar to the prior year, we recorded a reduction in our workers’ comp and general liability reserves, reflecting continued favorable trends in our claims frequency and severity.

Depreciation and amortization was 4.2 million, increasing 31 basis points as a percentage of sales and reflecting the increase in capital expenditures in recent fiscal years, including the implementation of major technology upgrades during late 2012.

Income tax expense was 8.2 million or 40% of pretax income. The increase in the tax rate was due to adjustments made to state tax liabilities and fewer tax credits as compared to the prior year.

Turning to the balance sheet and the cash flow statement. At the end of the quarter we had 89.1 million in cash on hand, which is at the high end of our expectations. This increase in cash reflects the improvement in our operating performance, along with the reduction in capital expenditures this year.

Inventories were 52.6 million, which reflects an increase in total inventory of 6% but only a 2%
increase on a per store basis. The remainder of the increase relates to growth in the e-commerce business. With larger stores on average versus the prior year, inventory levels were down slightly on a per square foot basis.

At yearend we had no long-term debt and no borrowings were outstanding under our revolving line of credit.

For fiscal 2013, cash provided by operations was 39.2 million, reflecting the improvement in our operating performance, and capital expenditures of 18 million reflective of a lighter store opening schedule and a reduction in technology projects.

Turning to our guidance. For the first quarter of fiscal 2014, we expect total sales to be in the range of 105 million to 106 million, which reflects an increase in comparable store sales of 2% to 3%
compared with net sales of 101.2 million and comparable store sales decrease of 2.3% in the prior-year quarter.

Fortunately we are past the retail calendar shift that we experienced in the prior year and back on a comparative basis. Easter does fall later in the quarter this year compared to last year, but we do not anticipate a material effect on our results as a result of the late Easter. We anticipate opening six stores and closing seven stores during the first quarter.

As we entered the first quarter, traffic and sales trends continued to be impacted negatively by winter weather. During February and through the first week of March, we had 90 store days completely closed and an additional 225 store days delayed or closed early due to the weather. Despite these challenges, we have been able to achieve low single digit positive comps through the first week of
March and merchandise margins have been running above the prior year helped by lower inbound freight expenses.

We anticipate operating expenses to increase 5% to 7% during the quarter, reflecting higher depreciation, corporate personnel, marketing and e-commerce expenses. As a result, earnings per share are expected to be in the range of 9 to 12 cents per diluted share, compared with 10 cents per share in the prior-year quarter.

For the full year fiscal 2014, as it relates to store count and store growth, we expect to open between 35 and 40 stores and close 10 to 15 stores, implying unit growth of between 6% and 9% and square footage growth that approximates 10%. Store openings will be weighted towards the second half of the year and the closings will be weighted toward the first half of the year.

Our top-line expectations are for total sales to increase by 8% to 10% over the prior year. This level of sales growth would imply an increase in comparable store sales of 3% to 4% for the year, which implies a low single digit increase in brick-and-mortar comps and a 25% to 30% increase in e-commerce sales, which is comparable to the growth in e-commerce that we recorded in fiscal 2013.

As far as our margin and expense assumptions, we expect inbound freight costs to be lower on a year-over-year basis for the first half and be flat or increase very slightly in the second half of the year. Excluding the impact of inbound freight, we expect merchandise margins to improve year over year as we continue to leverage the investments made in merchandising systems and processes. Tight expense control will serve to offset increased expenses in corporate personnel and e-commerce and omni-channel capabilities.

We expect marketing expenses to approximate that of last year or increase slightly as we refine our branding activities and focus on the successful components and markets of the tests that we performed during fiscal 2013.

We also anticipate a corporate office relocation during 2014 as our current lease expires in the third quarter — at the beginning of the third quarter. We are planning to lease a replacement location in the summer and estimate that the relocation will have an impact of approximately 3 to 4 cents during the back half of the year on operating expenses.

With a tax rate assumption of approximately 39% for the year, we would expect earnings per share to be in the range of 90 cents to $1 for fiscal 2014. The 39% tax rate assumes that certain tax credits, such as the Work Opportunity Tax Credit, will not be renewed by Congress. Should Congress address the renewal of such credits during fiscal 2014, we will record a credit to the tax rate during the quarter in which the credits are reinstated.

From a cash flow standpoint, we expect to generate positive cash flow in fiscal 2014. We do not anticipate any usage of our line of credit during the year. Capital expenditures are currently anticipated to range between 33 million and 36 million before landlord construction allowances for new stores. These CapEx assumptions reflect the increase in store openings, the office relocation, omni-channel and information technology projects, and distribution center enhancements.

We estimate that approximately 17 million to 18 million of the total would relate to new store construction, 9 million to 10 million would relate to omni-channel capabilities and information technology, 2 million to 3 million would relate to the distribution center and the supply chain, with the balance of our CapEx relating to the office relocation and normal maintenance items.

Thanks. And I’ll now turn the call over to Robert.
Robert Alderson:	Thanks, Mike.

Fourth quarter retail results are by now familiar and well-documented as most retailers have reported sales and/or earnings. Despite a record-breaking Black Friday weekend and a strong Cyber Monday,
Kirkland’s wasn’t immune to the prevailing weather conditions and severe weather generated traffic effects on key weekend days into critical December and January selling season, an already compressed
Christmas selling season, and additional weather impacts in February and early March. As with many retailers, Kirkland’s saw increase or transfer of sales to its Internet channel but it ultimately wasn’t enough to offset these impacts.

There were some important silver linings to the quarter. The early sales and margin strength and customer embrace of the seasonal offering were encouraging and instructive for future periods. On days and weeks when we were not weather affected, we largely experienced on plan traffic and sales. We continued our year-long trends of increases in the average ticket conversion and merchandise margin, suggestive of an improved and accepted product assortment. Our Internet sales increased nicely over the prior-year quarter to about 5% of total sales and contributed to comparable sales increases supporting gross margin results and were profitable.

Early first quarter 2014 sales results support the thesis that Q4 was somewhat of an anomaly produced by some of the worst retail traffic and winter weather in recent memory. When we have had the traffic thus far in the first quarter, we’ve consistently delivered positive comparable sales. Such results further suggest merchandise offering is positively resonating with customers in the first quarter. We continue to believe we are on target with the right style and trend with the marketplace and our customers and our sourcing of new, and unique items and sharp pricing continue to present a compelling value proposition to our largely middle-income shopper who prudently remains cautious.

Coastal, vintage, country, casual, cottage, farm, distressed, painted, reclaimed, combined materials and similar trends remained strong in furniture, decorative accessories, floral, wall decor and art lamps, textiles, candles and housewares. Our business continues to be driven by wall and home decor offerings with a liberal and effective blend of seasonal variety.

As we discussed last November, we’re moving up our store growth rate for 2014 to 35 to 40 stores with only 10 to 15 closings, suggesting a net square footage growth rate of approximately 10% in the year as closings moderate in 2014 and for future periods. We’ve reached a point in our store base where we’ve successfully renegotiated most leases at productive mall stores that have not been relocated and we just haven’t found a replacement for one reason or another.

At the end of 2013, we only had five four-wall non-contributors across the chain. So retaining 15 to
20 mall locations is not a question of retaining bad stores. With only 324 stores at yearend, organic growth in existing and new markets remains the most productive method to effectively spread and enhance the Kirkland’s brand awareness in conjunction with other continued brand-building initiatives through social media and traditional advertising methods.

As we move into 2014, real estate opportunities continue to be reasonably available as some pent-up shopping center growth gradually comes online. But the bigger opportunity near term seems to be presented by space that is now will soon become available from multiple store closings by Big Box and other store chains that have announced plans to surrender multiple large store locations with redevelopment potential.

Kirkland’s continues to see and feel opportunities in historically productive geography like the
Southeast, Texas, Florida and the Southwest. California continues to be a fertile spot for strong new store openings, and we see West Coast growth accelerating in the next three years. Our Mid-Atlantic and Midwest opportunity is promising and largely unexploited.

We expect to make executive talent additions to our real estate group to bolster our team and execute our plan. We expect to be more aggressive than in recent years in the short and near term on the gross number of store openings, but we are encouraged that our strong cash position and new store financial model remains attractive as the return on investment and very supportive of the growth initiative.

Modestly accelerated store unit growth does not affect or deter our resolve to continue capital and human investment to enhance our systems and multichannel growth plan. Our Oracle enhancement installation program continues, as planning and allocation modules installed in 2013 will be fully woven into everyday use our merchandising team during 2014. We expect those tools to contribute to another year of incremental merchandise gross margin improvement, though maybe not quite at the rates enjoyed in 2013. Other Oracle Enhancements will deploy in 2015 and beyond as we take advantage of additional capabilities such as markdown optimization and pricing and promotional tools.

We will see some help multichannel sales benefit develop late in the year, but mostly in out-years from our newly begun installation of an order management system, which will allow us to maximize every order and every online customer interaction, handling each customer contact in the most convenient and financially advantageous way for both the customer and the company.

Following up on a year of when our e-commerce business increased almost 30% year over year, order management is coming in a moment of need as our total volume in customer expectations for our Internet business began to seriously compound. Order management will give us the ability to not just double or triple the number of effective SKUs we sell, but to offer key SKUs directly from vendor partners that complement our mix and support our merchandising and sales goals. We just commenced the order management project which we hope will be completed this year.

The holy grail of multichannel selling for a retail chain is of course also utilizing store inventories for customer fulfillment with its many obvious advantages. We’re not there yet but we see the path taking shape, with much more to report in succeeding quarters. Our online store site also educates and inspires customers, which of course supports increased traffic to the site and, importantly, increased traffic and sales in our brick-and-mortar stores.

While we experienced a nearly 50% increase in traffic to the site in 2013, we realize our early-stage development status and continue to drive multiple projects to expand site capability and customer capture. We are often asked, how far can we go with Internet channel sales as a percentage of total sales and what’s the time frame for that transition? We’re not ready to put a specific number to it, but we do have intermediate goals such as 10% of the business.

We realize the need to fast-track the timeline because customer demands are ever-changing. What I can say is that we are absolutely committed to this channel, growing rapidly and profitability in content, capability and contribution.

As we expand and improve our online business, we expect it to continue to contribute to our store success by enticing customers to stores for a myriad of reasons beyond simple in-store pickup of
Internet store goods, a big deal for us today when 45% of our items are picked up in-store. In an era of continued rapid shift to significant levels of business from brick-and-mortar to Internet-based transactions, we must be ever mindful and involve with the increasing store traffic.

As I mentioned in our November investor call, we launched our K Club loyalty and rewards program in
October 2013. By the end of the fourth quarter, we had great response to enrollment at stores, a point of emphasis as those customers visit the stores more often and spend more on those visits. The upside is purely positive for increased sales and visits when our K Club customer also utilizes our
Kirkland’s credit card. As we stress increased penetration in 2014, we expect to report some exciting trends in business results for those highly motivated customers.

We completed phase two of our marketing media test in Q4. As Mike noted, with ten markets participating in cable TV and print drops, the results continued to suggest actual traffic enhancement and positive sales performance. We will continue to test in the first half of 2014 to better understand the return on investment, while we evaluate the benefit of a better directed marketing spend for the first half, but which spend closely mirrors the amount of last year. Our direction is not yet sufficiently clear to justify a major increase in marketing spending given the very high cost of impressions versus sales generated.

On the Internet side of the marketing program, we expect to continue to press forward with highly improved targeted messaging and the whole spectrum of mobile device utilization opportunities. We will have more to say about those opportunities as the year progresses.

While we are excited about all of these initiatives, we are always reminded that Kirkland’s is really about people. The past several years have been about very critical and necessary foundational and systems work. The next phase of our development as a relevant national retail will necessarily emphasize adding the human capital we need to leverage these meaningful investments.

We’ve recently added an additional Vice President of IT to drive a critical phase of our Internet channel development. System and sites enable, but leadership and competence and execution will make it possible. We will also add experienced leadership in the real estate group along with continued great merchandising, strong cash generation and a solid balance sheet. This will help us transition to a multichannel retailer with a national presence in all major U.S. markets.

We will also replace our good friend Todd Weier in logistics and supply chain as soon as possible and build on his accomplishments as we’re in the early stage of planning for the next generation of supply chain for Kirkland’s.

As I mentioned on the last call, the board is still conducting its national search for my replacement.
Until that decision has been made, we don’t have anything to report. But I do expect to stay onboard and fully involved as long as needed for any transition period.

We’re excited about the opportunities before us in 2014 and beyond. We’ve accomplished much since
2008, restoring financial and business integrity, building an unassailable balance sheet, purging and recasting our store base, establishing a second sales channel, and upgrading and revitalizing our people and system. All of this effort has been directed toward establishing a valuable and growing retailer. There is much left to do to leverage the effort but we are positioned to accomplish much and to see our investments accelerate in realization.

Thank you very much for your interest in our efforts and in our company. And, operator, we’re ready for questions.
Operator:
Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, you may press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

Our first question comes from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed.
Jason Campbell:	Hey guys. This is actually Jason Campbell from KeyBanc. How are you doing?
Mike Madden:	Hi, Jason.
Jason Campbell:
I just wanted to first touch on the systems. I know Robert had said, you know, that a lot of this is being rolled out or kind of implemented in 2014. If you guys can walk through, you know, what’s kind of benefiting 2013 already, what’s, you know, really going to start ramping up in 2014, and then what’s the more longer term, 2015, 2016 stuff you’re working on?

Mike Madden:
Okay. Jason, I’ll take that. The — just to retrace a bit, we implemented the foundational capabilities of our Oracle merchandise management system in the fall of 2012. So that base packages has been in place since then and there are aspects of that that we’re benefiting from now. It’s just a different hierarchy, a different way of managing our basic, our core items that we’ve rolled out. So there are some benefits that stem from that foundational implementation.

Throughout 2013 we added capabilities in planning, allocation, replenishment, and assortment planning and item planning that have kind of been turned on throughout the year in phases, primarily in the later part of the year. So I think you look ahead and you see for that full planning suite to be working, together with the foundational system, the first time we’ll really have that in place is this fall, this fall of ‘14, a complete plan that comes out of that capability.

And then to mention the other things that Robert mentioned in his comments, are our future items that we would see a value in, such as markdown optimization, pricing optimization, promotional tools that help the effectiveness of that planning. We haven’t really announced how we are going to stage that in, but those are additional capabilities that we see that are appropriate for us and what we’re trying to do.

Jason Campbell:
And then I think we all realize that there’s a lot of margin benefits. Do you guys have any -
presumably better merchandising also, benefit sales? I mean what part of your sales guidance is kind of linked to these systems and just having better product in the store? And then kind of what’s the sales opportunity for the systems?

Mike Madden:
Well, I mean you’re right, it comes in both sales and margin, because to the extent you have the right products in place at the stores and at the right time, you’re going to sell through faster, your turns are going to go up, and your margin’s going to benefit. So it comes from all of those areas.

And, you know, our guidance would assume some of that where we’ve seen success, for example, in basic in-stock positions on core items. You know, that’s a component of how we’ve built the guidance. We’re seeing good trends in merchandise margin right now, which we believe some of that is tied to this.

As you get further out, you get to some more specific things like tailored store inventories and how that is built up, and that’s when some really good payback comes, as well as something like markdown optimization which is really a quick payback. But it was very important for us to get those foundational things in place. I mean a lot of our process has changed as result of the system implementation, and that takes some time to absorb as an organization like us.

Jason Campbell:
And then lastly, I mean by our calculations, you guys are kind of approaching that peak merchandise margin. Do you have any thought of, you know, what’s the runway here now that you have these systems in? I mean can you get up, you know, closer to 60, or what’s kind of the top end then, right now?

Mike Madden:
Well, our previous peak — and I spoke to the margin in my comments of being 54.3 in the fourth quarter — so on that metric, for a full year, our previous peak was around 56. So we’re not there yet. I think, first things first, we’re trying to get back to that level, and some of these systems will help. Also better process, better organization and people and all the things that go with it help too. It’s not just the system. But, you know, 60 is something that is a little more longer range and I think would involve a little bit more than just systems improvements. But it’s something that, you know, we would work toward over a longer timeframe.

Jason Campbell:	All right. Thank you very much.
Operator:	Thank you. And our next question comes from the line of Neely Tamminga with Piper Jaffray. Please proceed.
Neely Tamminga:	Great. Good morning, you guys, and well done navigating through a tough environment.
Robert Alderson:	Thank you.
Neely Tamminga:	Yes, you bet. So I have two high-level questions here for the guidance and what you’re seeing, and then I want to ask a super techie question if I may. So bear with me.
Robert Alderson:	Let’s go find somebody to answer that, Neely.
Neely Tamminga:	Yes. I’m giving you a heads-up to make sure we find someone in the room. Okay.

So on the underlying comp metrics guidance, I don’t think I heard — I don’t think I had heard this, but could you break it down in terms of what you’re actually expecting in terms of drivers of that comp guidance for Q1, and how should we be thinking about like your AURs and things related to that, maybe balance of the year as well for the full year guidance, what the comp metric are implying?

Mike Madden:
Well for Q1, Neely, you know, I mentioned some of the weather challenges that we and everybody else had to start the quarter. So I think traffic is probably the issue — is more of an issue in the first quarter. And hopefully we — some of the things we’ve done from the marketing and, you know, loyalty and, you know, those things that we put in place last year will help traffic as the year progresses.

So I think, while we didn’t call it out specifically, you know, the assumptions are we continue to drive the ticket, we continue to drive conversion. We’re working on the traffic. We hope it improves as the year progresses based on the things that that we’ve been doing.

Neely Tamminga:	Okay.
Robert Alderson:
You know, I would add to what Mike said on the traffic, is that, you know, once we sort of step back and look at the first six weeks, in the weeks when we’re not whether affected, we looked pretty good on the traffic side. You know, we’re not ready to call any wins or say that we’ve got ironclad trends that we expect to go at this rate forever, but it looks pretty good. Sometimes you can’t tell because you may have something pent-up effect when you have store closings and store delays and — but it’s looking better. So I think that’s encouraging to us.

Neely Tamminga:	And to us as well, so that’s good to hear that that’s coming through.
And then in terms of just the store openings this year versus last year, are there any sort of specific timing shifts of quarters that we need to be mindful of as we model this out?
Mike Madden:
Well, we called out that the openings would be more back-ended and the closings would be more front-ended, and that is the case. So I think you should be thinking about, you know, we closed seven or, you know, we closed a few already. So those closings will impact, you know, the rest of the year.
The rest of the closings, I think the majority of them will occur, you know, in Q2 and Q3, and then the openings will, you know, be a little more back-ended, you know, more openings in the third quarter than any other quarter.

Neely Tamminga:	Okay, that’s what I was driving at. So it’s really more Q3 that you guys will see most of those openings.
Robert Alderson:
If you look at our schedule right now — which will be all over the place, it will change next time we talk — we would expect to open 11 in Q2, and right now eight in Q3, but as we do more deals that’s going to change. And as landlords change schedules, they’re going to change.

But I think Mike’s idea is exactly right. It’s a second and third quarter phenomenon, and probably when it all settles out, it will be a third quarter for openings.
Neely Tamminga: Okay.
Mike Madden:
Yes, we just — we’ve been through this before. That’s just the way it comes out. So I’m hedging a little bit, but, you know, I think we’ve got some significant opening activity happening in Q1 and Q2 this year, which is good. So we’ll get some in there, and hopefully see some good results out of those.

Neely Tamminga:
Okay. That’s helpful. Then on the super techie question, you know, I know that you guys, basically everybody else in retail, basically runs Oracle, and I guess what I am trying to understand is, are you able, as you kind of implement your CRM and things related to that, are you able to kind of interface with like no SQL-type database management systems versus the traditional SQL-based ones, which really kind of ultimately help you with agility? Is that part of some of the investment spend that you guys have been making or is that not yet on your horizon?

Mike Madden:
Well, I’m not going to get too technical here, Neely, but I’ll say this. We have Oracle in place, but it’s not in place in every corner of the company. We focus on Oracle as the merchandising hub for the company. And that, so by saying that, you can assume that there are multiple interfaces with other systems such as POS, such as e-commerce platform, such as our supply chain system.

So doing interfaces is something that we do day in and day out and do a good job of it. So whatever we end up doing, wherever we end up going, we talked about order management is a big initiative this year. We’re going to have interfaces that we do and, you know, we’re used to doing that. So it’s not -
I don’t see that as an inhibitor. You know, we see it as an opportunity because we’re able to go out and kind of get best-of-breed products and combine them with what Oracle does bring to the table on the merchandising end of things.

Neely Tamminga:	Okay.
Robert Alderson:	I think just to get up and running on Oracle a year or so ago, we had to do 63 interfaces?
Mike Madden:	Yes. Yes, I think it ended up being more in the 70s. But yes.
Robert Alderson:	Yes.
Mike Madden:
I mean it’s something where, you know, we have the agility to do. And I think where it becomes more of an issue is on the e-commerce side, because that’s such a rapidly changing part of the business and you got to be a little more agile in getting, you know, smaller chunks of capabilities in place. And I think that’s the difference maybe that I would call out, is you got to focus on the agility a little bit more in those areas like e-commerce, order management. And I think we’ll be positioned well to do that with some of the changes we’ve made in our process to facilitate that.

Neely Tamminga:
Okay. That’s helpful. I was just trying to — that’s exactly right (unintelligible) try to get that agility factor on e-com side as well as, you know, as that feeds back into your customer purchasing behavior data, right?

Mike Madden:	Yes.
Neely Tamminga:	So, right.
Mike Madden:
And — yes. Where you’re headed with the question is exactly the way we’re thinking about it. I mean you’ve got to be able to tie in the transactional level detail that’s coming from CRM and loyalty with the behavior online, with the e-commerce customer, and just our merchandising system and how that, you know, feeds the inventory to the right place, and that’s what it’s all about.

Neely Tamminga:	All right. That’s fantastic. Congrats again, you guys, and looking forward to a great 2014 from you.
Robert Alderson:	Thank you.
Operator:	Our next question comes from the line of Jeff Black with Avondale Partners. Please proceed.
Jeff Black:	Hey, thanks. Congrats on a nice start to the year, guys.
Robert Alderson:	Thank you.
Jeff Black:
On the marketing stuff and traffic, can you just give us a little more color? It sounds like the test, while it, you know, may have showed some improvements, wasn’t the panacea on traffic that you may have thought. What are we shifting around on marketing and what do we think is the key to driving traffic?

And then, in addition, on the K Club and on the CRM stuff, is that a real opportunity to drive traffic this year and into next in your view? Any color on that?
Mike Madden:
Okay. On the marketing test, we are seeing traffic increases and sales increases in those markets.
It’s clear and we followed that all year. So it is — it’s having a positive impact in terms of driving both traffic and conversion in there.

The issue I think is the mix of the media, the fact that we did a lot of TV in those tests, along with some print drops, and if you look at the TV and the cost of the TV and the fact that our markets aren’t as dense across the country, we’re still somewhat scattered because we haven’t built out our store base like a lot of other retailers have, and we’re still growing as we talked about our growth plans here, and that’s a big part of the marketing being efficient.

So the cost of the TV kind of holds back your return a little bit because, to the extent you hit TV, you know, more, I think the traffic effect is not as short-term. Print drop will get somebody into the store. So that’s been that the outcome of the test.

So what we’re going to do is go into next year, maybe focus little bit more on print, I think is the direction, and also focus on the markets that make the most sense from a cost standpoint. So you’ll see us maybe shift the spend from TV over to more direct response type vehicle like print. I don’t think we’re saying we’ll never do it, TV. I mean I don’t think that that’s the message. It’s a key -
it’s a key way to get your brand out in markets where you don’t have the awareness. But as we go into
2014, I would say that’s our approach to curtail that a bit and focus on a little bit more traffic driving in the near term.

CRM and loyalty is in place. We had a lot of signups in the fourth quarter. So we do expect that to have an impact on the business this year. That customer spends more money and shops more frequently, and by our communications, as we have evolved that in the loyalty program, I think we’ll see an increase in that frequency, or that’s what we’re looking for. So yes, I mean I think that can impact the business this year.

Jeff Black:
And then secondarily on the cash, you know, we’re spending more money on expansion this year obviously, but we’re also, we have a nice cash balance. What are, you know, comfortable holding, and might we see something in a way of a repurchase program, etcetera for shareholders this year? Thanks.

Robert Alderson:	We always are evaluating that. Our board will be here in a couple of weeks. We’ll talk about cash and what we want to do. We’ve done a buyback in 2011 and ‘12. It covered about 11 months, I think.

We’ll look at all the alternatives. It might not, you know, it might be a buyback, it might be something else. But we’re constantly aware. As to level, you know, I think that depends, if you go anywhere from $40 million to $60 million, and we probably wouldn’t be arguing with one another about that, and I think that’s about all I know to say about it, because it’s not exactly a management decision. We get a chance to recommend and we do work with, typically, with an advisor to help us understand exactly what we want to do and how to do it, but — and then we take it to our board and talk about it, so.

Mike Madden:
But we’re evaluating that, Jeff. I mean it’s — that — I mean we do have a heavier CapEx here this year with more stores and some key projects that we got to weigh in there with that. But that’s something that we have on the radar.

Jeff Black:	Fair enough. Best of luck, guys.
Robert Alderson:	Thank you.
Operator:	Thank you. And our next question comes from the line of David Magee with SunTrust Robinson Humphrey. Please proceed.
David Magee:	Yes. Hi, good morning guys. Glad to hear about the better —
Robert Alderson:	Hey, Dave.
David Magee:	A couple of questions. One is, as you look into the spring, do you think there’s any chance we might see some pickup of business that you might have lost during February?
Robert Alderson:
Maybe. Maybe. I think there’s — we’re selling spring right now, you know, in our stores, and I think everyone is really, especially in the South where we’re not accustomed to a hard and persistent winter, I think people are very ready for better weather and a better opportunity to think about spring. So, yes, I think there’s an opportunity that we’ll have some of that.

But we’re not huge outdoor guys, David. That’s not a big part of our business given the size of our stores. So, you know, at some point in the first half, we have a good bit of competition from the guys who sell flowers and fertilizer and Scotts Turf Builder and all the outdoor stuff. So there’s a, you know, it is balance that we have to always be aware of. So the early part of the second half is typically better for the core guys.

David Magee:
Thanks, Robert. My second question has to do with the e-commerce side. Do you — what do you think of the competition online vis-à-vis the Internet-only retailers that might be out there? Do you, you know, are you aware of them too much? Do you find yourself have to respond to what they might be doing? Is that something that’s likely to grow over time?

Robert Alderson:
Well, I think we’re — yes, I think we’re aware and looking at our marketing guys who work in that area are constantly reporting to us on what’s going on online in the sector. We see that every week actually. So we try to be aware of that.

Probably the place where we see maybe the most direct opportunity to respond are some of the deal-of-the-week sort of guys, the two-deals-a-weak kind of guys where when we you’re running promotions, you want to be in a position to be competitive with some of those sites that do a really nice job with that, you know, One Kings Landing and Zulily and others who provide looks many times which beyond clothing and other things, they provide home decor looks that are interesting to customers. And we do that too. So we’re always going to be trying to be aware of what’s happening around us and try to respond if we see a need to do that.

Mike Madden:	And also the capabilities of those other sites and just monitoring, you know, how they’re able to do it and seeing how we can make that happen in our platform and improve the experience.
David Magee:	Great. Thank you and good luck in 2014.
Robert Alderson:	Thank you.
Operator:	Thank you. Our next question comes from the line of Joan Storms with Wedbush Securities. Please proceed.
Joan Storms:	Hi, Robert. Hi, Mike.
Robert Alderson:	Hi.
Joan Storms:
Most of my questions have been answered, but I just was sort of curious about if you have any more details on the corporate headquarter relocation. Are you going to be in a temporary location for the summer? And then where will your new full-time location be? And how many more people can you accommodate there?

Robert Alderson:
It’s not temporary. We’re looking at moving to a new leased site where we, you know, hopefully we will occupy a building. Maybe it is still in Nashville, and we will try to continue to, you know, continue to have all of our group together rather than being in temporaries where you have a tendency to start getting fragmented because of space needs.

So we’re just at the end of a lease. It’s a very natural thing. We’ve been in this property for seven years. It was as long as we expected to be here. So it’s the right time and right move. And it’s just going to be little bit of a — it’s a pain to move. That’s — we just have to go through it. But we think we can accomplish it in a fairly short period of time.

Joan Storms:	Okay. And then your distribution center, the — just remind me of the old location?
Mike Madden:	Yes, that’s in Jackson.
Robert Alderson:	In Jackson, Tennessee. Yes.
Joan Storms:	Okay. That’s great. So you obviously, you know, you’re planning to grow the square footage now so you’d be able to accommodate more people up in the new space.
Mike Madden:	That’s right.
Joan Storms:
And then just a quick follow-up also on the e-commerce. How have you — how is the buying organization set up for stores and e-commerce? Is it all under one silo or do you have separate buyers for online only, or how have you set that up so far and where do you see that going?

Robert Alderson:
We have a group of buyers that were pretty much exclusively for e-commerce. You know, this is our second pass-through on e-com. We opened this up back in the early 2000s. And one of the mistakes that we think we made was not devoting enough attention and firepower to developing SKUs and developing business. And so we have a group that does that.

They work very closely with our in-store, our brick-and-mortar buyers, and that team. They have their own plan. They have planners. And they have their own plan that’s fully integrated into our merchandising and financial plans. And they meet together a lot, and our development groups that work in brick-and-mortar stores provide as much information and as many opportunities as possible to the brick-and-mortar guys.

So, you know, I think it’s a well-coordinated effort right now, but we like the idea of there being a separate team. So far that seems to be the best way to work. We’re just looking for more ways to make them — make it possible for them to work together effectively.

Joan Storms:
Okay. And then lastly, I think David might have asked about this as well, but, you know, in the market where, you know, there has been some weather recovery, maybe some warmer weather, and how are you feeling about sort of the spring setup year over year? Any categories that you’re expanding in or that you see (unintelligible) right now Easter? You have expanded last year to some success, but if you can comment on the merchandise at all for spring?

Robert Alderson:
Well, we have a later Easter. You know, we’re doing very well relative to the plan for the first half and our spring — the spring season. We have a later Easter, but we planned Easter up significantly this year. The timing of it is not, in our opinion, won’t be a really big factor. It’s just a little later. We think it’s a bigger seasonal opportunity than we’ve been giving it. And as we have worked on expanding that opportunity the last couple of years, that’s been positive. So we look forward to, you know, a better — even bigger Easter this year.

You know, the spring trends that I mentioned in my remarks continue to be basically the heart and core of the business and will be through the balance of the spring. We’ll begin to have some of our summer, so-called summer items, that relate to outdoor entertaining and outdoor activity, and specifically around the 4th of July and things like that, will hit the store a little bit later. But I think you’ll see a very pronounced continued casual, country, coastal, vintage look to our merchandise. And so far it’s resonating really very, very well. So I think we’re pleased with where we are at the moment.

Easter’s really not the biggest opportunity in the first half. Mother’s Day is a much bigger and longer-term sales. We typically think of it as a two-week period as opposed to Easter being four or five days to a week. So the Mother’s Day prep and build-up to that is the most significant event in the first half as far as merchandising goes.

Joan Storms:	Okay, great. Well, thank you very much, and good luck to this year.
Robert Alderson:	Thank you, Joan.
Operator:	Thank you. And our next question is from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed.
Anthony Lebiedzinski:Good morning. I had a question first on the e-commerce. So I think, Mike, you gave the numbers for the fourth quarter. I think it was 5% of your sales. Can you give us the number for the year for e-commerce?
Mike Madden:
Yes. We were — for the fourth quarter I think the number was 6.9 million and we have almost 5% of sales. For the year that number is in the 18 million, a little more than 18 million range, so a little bit less than the penetration that we saw in fourth quarter because the business has been building as the year progresses. So, you know, as we can look to next year, I think I called out a 25% to 30%
increase in the business, and that’s what we’re shooting for.

Anthony Lebiedzinski:Right. And I think you mentioned that one of your goals is to eventually get that up to 10% of your overall sales. So as that goes on, how should we think about the impact on the profitability of your overall business as you increase
e-commerce?
Mike Madden:
Yes. Well, I think we’re kind of at that point where, you know, we’re making this investment in order management, and that’s the reason to, you know, to help us build the business to where it could do a
10% type of number. And that’s a major project, but that’s also a major project for the company. It’s not just an e-com thing.

And increasingly we look at this as a benefit for the stores and not just the site that’s running over here to the side that is trying to generate its own P&L. So there is so much crossover here. And as we implement order management capabilities, and you’re talking about things like fulfilling from store inventory and, you know, down the road shipping from store, I mean you see how the lines can get crossed.

And so I do think that we are at a point going forward as we increase the sales that more — there’s a better flow-through on that incremental business, because we’ve done a lot of the foundational work to get the site stable and working well. So I don’t think in the near term here it’s going to have a tremendous, you know, like if we shift to e-commerce slice of the business, I don’t think it’s going to put too much of a dent in the P&L. I don’t see that.

Just to clarify, you know, last year total revenue on the site was about 20.3 million. That was excluding some of the shipping revenue when I quoted 18. So the number is 20.3.
Anthony Lebiedzinski:Okay, all right. So my other question was about the loyalty card program, the K Club. So can you give us some metrics on that as far as, you know, how many members are currently signed up? And I think you did say that these members are spending more than non-members. So is there any way you can give us some numbers to show us, you know, where you are with this initiative?
Mike Madden:	Yes. I’m going to, you know, you got to take into account that we rolled this thing out in October of last year. So we are very early on in collecting a lot of that.

We had — just to give you a frame of reference though — we had around 1 million customers sign up at the registers during the fourth quarter. So that’s a significant amount of people that we collected data on and we’re tracking. You know, that customer, it’s a little early again, Anthony, but on average we’re seeing them spend about $25 more than the other transactions.

So based on that alone, we see a big opportunity to leverage that program and start to tailor some of the messaging as we get into 2014 to those customers and make them a more frequent visitor to the store.

Anthony Lebiedzinski:Okay. And as far as the corporate office relocation, I would imagine the bulk of those cost will be incurred in the third quarter?
Mike Madden:
You know, mainly that is an estimate, Anthony, of, you know, the difference in space and rent that we anticipate. So I would say that most of that’s going to be over the third and fourth quarters. I think the one-time nature of it, you know, the move itself, whenever that’s settled, will not be as significant.

Anthony Lebiedzinski:Okay, great. Thank you very much.
Mike Madden:	Thank you.
Operator:	And Mr. Alderson, I am showing no further questions. I will now turn the call back to you for any further statements or closing remarks.
Robert Alderson:	Well, we appreciate everyone’s interests and we thank you for your time today and we will talk to you in May. Thanks a lot. Bye.
Operator:	Ladies and gentlemen, that concludes the conference call for today. We thank you for your participation and ask to please disconnect your lines.

END